------                                         ------------------------------
FORM 4                                         OMB APPROVAL
------                                         OMB Number: 3235-0287
                                               Expires: December 31, 2001
                                               Estimated Average Burden Hours
                                               per response: 0.5
                                               ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Shaw(1)          Robert            E.      | Shaw Industries, Inc. (SHX)                  |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social Secur- | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    ity Number of Report-|     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    ing Person           |                    |              title           below)  |
|  c/o Shaw Industries, Inc.                 |    (Voluntary)          | January/2001       |              below)                  |
|  616 East Walnut Avenue                    |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton             GA               30720  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/00       |  J(2) |      |  6,635,348 |   D   |  (2) |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/00       |  J(3) |      |    100,000 |   D   |  (3) |         0          |      I      |By Part-  |
|                     |                   |       |      |            |              |                    |             | nership  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/00       |  J(4) |      |     97,395 |   D   |  (4) |         0          |      I      |By 401(k) |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/00       |  J(5) |      |    567,840 |   D   |  (5) |         0          |      I      |By spouse |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (&/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          (D) or Indirect (I)  |       (Instr. 4)     |
|       of Month      |          (Instr. 4)           |                      |
|       (Instr. 4)    |                               |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                 /s/ Robert R. Harlin              February 12, 2001
                                                                                 -------------------------------   -----------------
                                                                                 **Signature of Reporting Person         Date
                                                                                   Attorney-in-fact

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) This group Form 4 is being filed to report dispositions that were made by Robert E. Shaw, Robert E. Shaw, L.P., Anna Sue Shaw,
    Robert E. Shaw, Jr., Susan S. Young, Thomas Tripp Shaw, Lewis Clayton Shaw, Julian Saul, the Julian D. Saul Family Trust,
    Anita Saul, the Anita Saul Family Trust, Saul Family Holdings, LLC, W. Norris Little, the Little Family Limited Partnership,
    William C. Lusk, Vance D. Bell, Gerald Embry, Spright D. Holland, Kenneth G. Jackson, Jeffrey Todd Meadows, Percy D. Merritt,
    Henry H. Long, Julius C. Shaw, Jr., J.C. Shaw, Legacy Strata, LLC, Linda Saul Schejola, the Linda Saul Schejola Trust,
    R. Julian McCamy and Eleanor Shaw McCamy, McCamy Capital, LLC, and Club Development Associates, Inc., pursuant to a merger between Shaw Industries, Inc. with and into SII Acquisition, Inc., effective as of January 8, 2001.

    In connection with the merger, agreements were entered into by the shareholders listed above, and as a result of the agreements, such shareholders may be deemed to have formed a "group" with Berkshire, SII and Warren E. Buffett (who the joint filers believe may be deemed to control Berkshire), under Section 13(D) of the Securities Exchange Act of 1934 and such "group" and/or the members thereof may be deemed "beneficial owners" of in excess of 10% of Shaw's issued and outstanding common stock. None of the joint filers has any pecuniary interest in, and disclaims beneficial ownership with respect to, the shares of common stock reported as owned by any other joint filer, except to the extent indicated herein. The deemed formation of the original group was reported on a group Form 3 filed on October 30, 2000, and the addition of certain other parties to such group was reported on a Form 3 filed on December 11, 2000. For both of the above group filings, Mr. Robert E. Shaw was the "designated filer," and for consistency and convenience, he is serving as the "designated filer," for this group Form 4.

(2) Exchanged for 6,634,348 shares of SII Acquisition, Inc. ("SII"), having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., with the remaining shares being disposed of pursuant to the terms of the merger agreement.

(3) Exchanged for 100,000 shares of SII Acquisition, Inc. ("SII"), having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

(4) Disposed of pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire
    Hathaway Inc.

(5) Exchanged for 64,652 shares of SII Acquisition, Inc. ("SII"), having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., with the remaining shares being disposed of pursuant to the terms of the merger agreement.
                                                                                                                              Page 2

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------



                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Robert E. Shaw L.P.                        | Shaw Industries, Inc. (SHX)                  |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number      |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    of Reporting Person  |                    |              title           below)  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          | January/2001       |              below)                  |
| 616 East Walnut Avenue                     |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton          GA               30720     |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/01       | J(1)  |      |   100,000  |   D   |  (1) |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
(1) Exchanged for 100,000 shares of SII Acquisition, Inc., having a              /s/ Robert R. Harlin              February 12, 2001
value of $19.00 per share, pursuant to the terms of a merger agreement by and    -------------------------------   -----------------
among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire                **Signature of Reporting Person          Date
Hathaway Inc.                                                                    Attorney-in-fact

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4          Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations       Public Utility Holding Company Act of 1935
    may continue. See           or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|   Robert E. Shaw (designated filer)        |                                              |     to Issuer (Check all applicable) |
|   Shaw          Anna              Sue      |    Shaw Industries, Inc. (SHX)                                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          |                    |              below)                  |
|                                            |                         |  January/2001      |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |    567,840 |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(2) |      |  6,735,348 |   D   | (2)  |         0          |      I      | By Spouse|
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 64,652 shares of SII Acquisition, Inc., having a              /s/ Robert R. Harlin               February 12, 2001
    value of $19.00 per share, pursuant to the terms of a merger agreement      --------------------------------   -----------------
    by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire    **Signature of Reporting Person           Date
    Hathaway Inc., with the remaining shares being disposed of pursuant         Attorney-in-fact
    to the terms of the merger agreement.

(2) Exchanged for 6,634,348 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire
    Hathaway Inc., with the remaining shares being disposed of pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
|Shaw, Jr.        Robert           E.        |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3) 3      |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(1)  |      |   316,599  |  D    | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 200,000 shares of SII Acquisition, Inc., having a             /s/ Robert R. Harlin               February 12, 2001
    value of $19.00 per share, pursuant to the terms of a merger                --------------------------------   -----------------
    agreement by and among SII Acquisition, Inc., Shaw Industries, Inc.,        **Signature of Reporting Person           Date
    and Berkshire Hathaway Inc., with the remaining shares being disposed       Attorney-in-fact
    of pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                                WASHINGTON D.C. 20549

                                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to           Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4         Exchange Act of 1934, Section 17(a) of the Public
    or Form 5 obligations       Utility Holding Company Act of 1935 or Section
    may continue. See             30(f) of the Investment Company Act of 1940
    Instruction 1(b).

 (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|       Robert E. Shaw (designated filer)    |                                              |   to Issuer                          |
| Young            Susan            S.       | Shaw Industries, Inc. (SHX)                  |         (Check all applicable)       |
|--------------------------------------------|----------------------------------------------|  [ ] Director       [ ] 10% Owner    |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Officer        [X] Other        |
|                                            |    Security Number of   |     Month/Year     |  (give title below) (Specify below)  |
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |                                      |
| 616 East Walnut Avenue                     |    (Voluntary)          | January/2001       |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |       1/8/01      |  J(1) |      |   534,480  |   D   |  (1) |          0         |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                 /s/ Robert R. Harlin              February 12, 2001
                                                                                 -------------------------------   -----------------
                                                                                 **Signature of Reporting Person         Date
(1) Exchanged for 350,000 shares of SII Acquisition, Inc., having a value of     Attorney-in-fact
    $19.00 per share, pursuant to the terms of a merger agreement by and among
    SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.,
    with the remaining shares being disposed of pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
|Shaw             Thomas           Tripp     |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(1)  |      |   383,846  |  D    | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 200,000 shares of SII Acquisition, Inc., having a value            /s/ Robert R. Harlin          February 12, 2001
    of $19.00 per share, pursuant to the terms of a merger agreement by         --------------------------------   -----------------
    and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire       **Signature of Reporting Person          Date
    Hathaway Inc. with the remaining shares being disposed of pursuant to       Attorney-in-fact
    the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |    Shaw Industries, Inc. (SHX)               |     to Issuer (Check all applicable) |
|   Shaw           Lewis          Clayton    |----------------------------------------------|                                      |
|--------------------------------------------| 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          |                    |              below)                  |
| 616 East Walnut Avenue                     |                         |  January/2001      |  Part of 10% beneficial owner group  |
|                                            |                         |--------------------|--------------------------------------|
|--------------------------------------------|                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                (Street)                    |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |  605,812   |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 450,000 shares of SII Acquisition, Inc., having a value         /s/ Robert R. Harlin             February 12, 2001
    of $19.00 per share, pursuant to the terms of a merger agreement by and      --------------------------------  -----------------
    among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire             **Signature of Reporting Person        Date
    Hathaway Inc., with the remaining shares being disposed of pursuant to          Attorney-in-fact
    the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
|Saul             Julian           D.        |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(1)  |      | 6,267,883  |  D    | (1)  |         0          |      I      | By Trust |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(2)  |      | 5,181,063  |  D    | (2)  |         0          |      I      | By LLC   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(3)  |      |   195,211  |  D    | (3)  |         0          |      I      | By Wife's|
|                     |                   |       |      |            |       |      |                    |             | Trust    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(4)  |      |    22,510  |  D    | (4)  |         0          |      I      | By Wife  |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 6,267,883 shares of SII Acquisition, Inc., having a value       /s/ Robert R. Harlin             February 12, 2001
    of $19.00 per share, pursuant to the terms of a merger agreement by and     --------------------------------   -----------------
    among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire           **Signature of Reporting Person          Date
    Hathaway Inc.                                                                 Attorney-in-fact

(2) Disposed of pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway
    Inc.

(3) Exchanged for 195,211 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway
    Inc.

(4) Exchanged for 22,510 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway
    Inc.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4          Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations       Public Utility Holding Company Act of 1935
    may continue. See           or Section 30(f) of the Investment Company
    Instruction 1(b).                          Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Robert E. Shaw (designated filer)       |                                              |                                      |
|    Julian D. Saul Family Trust             |    Shaw Industries, Inc. (SHX)               |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          |                    |              below)                  |
|                                            |                         |  January/2001      |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |  6,267,883 |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 6,267,883 shares of SII Acquisition, Inc., having a value     /s/ Robert R. Harlin               February 12, 2001
    of $19.00 per share, pursuant to the terms of a merger agreement            --------------------------------   -----------------
    by and among SII Acquisition, Inc., Shaw Industries, Inc., and              **Signature of Reporting Person           Date
    Berkshire Hathaway Inc.                                                       Attorney-in-fact

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4           Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations        Public Utility Holding Company Act of 1935
    may continue. See            or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Saul            Anita                      |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
| c/o Shaw Industries                        |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          |     01/2001        |              below)                  |
|                                            |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|  Dalton         GA             30720       |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|                                            |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        | 01/08/01          |  J(1) |      |    22,510  |   D   | (1)  |          0         |    D        |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             | By       |
| Common Stock        | 01/08/01          |  J(2) |      |   195,211  |   D   | (2)  |          0         |    I        | Trust    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             | By Family|
| Common Stock        | 01/08/01          |  J(3) |      | 6,267,883  |   D   | (3)  |          0         |    I        | Trust    |
------------------------------------------------------------------------------------------------------------------------------------
|                     |                   |       |      |            |       |      |                    |             | By Family|
| Common Stock        | 01/08/01          |  J(4) |      | 5,181,063  |   D   | (4)  |          0         |    I        | LLC      |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

                                                                         /s/ Robert R. Harlin               February 12, 2001
                                                                         --------------------------------   -----------------
                                                                         **Signature of Reporting Person           Date
                                                                           Attorney-in-fact


(1) Exchanged for 22,510 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

(2) Exchanged for 195,211 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

(3) Exchanged for 6,267,883 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

(4) Disposed of pursuant to the terms of a merger agreement by and among SII
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|     Robert E. Shaw (designated filer)      |    Shaw Industries, Inc. (SHX)               |     to Issuer (Check all applicable) |
|    Anita Saul Family Trust                 |----------------------------------------------|                                      |
|--------------------------------------------| 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          |                    |              below)                  |
| 616 East Walnut Avenue                     |                         |  January/2001      |  Part of 10% beneficial owner group  |
|                                            |                         |--------------------|--------------------------------------|
|--------------------------------------------|                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                (Street)                    |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |  195,211   |   D   | (1)  |         0          |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Exchanged for 195,211 shares of SII Acquisition, Inc., having a value       /s/ Robert R. Harlin               February 12, 2001
    of $19.00 per share, pursuant to the terms of a merger agreement by and     --------------------------------   -----------------
    among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire           **Signature of Reporting Person           Date
    Hathaway Inc.                                                                       Attorney-in-fact

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4          Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations       Public Utility Holding Company Act of 1935
    may continue. See           or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Robert E. Shaw (designated filer)       |                                              |                                      |
|    Saul Family Holdings, LLC               |    Shaw Industries, Inc. (SHX)               |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          |                    |              below)                  |
|                                            |                         |  January/2001      |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      | 5,181,063  | (D)   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Disposed of pursuant to the terms of a merger agreement by and among SII    /s/ Robert R. Harlin               February 12, 2001
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.       --------------------------------   -----------------
                                                                                **Signature of Reporting Person          Date
                                                                                        Attorney-in-fact

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4          Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations       Public Utility Holding Company Act of 1935
    may continue. See           or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|     Robert E. Shaw (designated filer)      |                                              |   to Issuer (Check all applicable)   |
|   Little           W.            Norris    |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          |                    |              below)                  |
|                                            |                         |  January/2001      |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |  316,718   |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(2) |      |  112,332   |   D   | (2)  |         0          |      I      |By Limited|
|                     |                   |       |      |            |       |      |                    |             |Partner-  |
|                     |                   |       |      |            |       |      |                    |             |ship      |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Disposed of pursuant to the terms of a merger agreement by and among SII     /s/  Robert R. Harlin            February 12, 2001
    Acquisition, Inc., Shaw Industries, Inc. and Berkshire Hathaway Inc.       --------------------------------   -----------------
                                                                                **Signature of Reporting Person           Date
(2) Exchanged for 112,332 shares of SII Acquisition, Inc., having                      Attorney-in-fact
    a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire
    Hathaway Inc.



------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4           Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations        Public Utility Holding Company Act of 1935
    may continue. See            or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Little Family Limited Partnership          |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
| c/o Shaw Industries, Inc.                  |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          | January/2001       |              below)                  |
|                                            |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
| Dalton            GA             30720     |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|                                            |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   01/08/01        | J(1)  |      |  112,332   |  D    | (1)  |          0         |    D        |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

                                                                                     /s/ Robert R. Harlin         February 12, 2001
                                                                                -------------------------------   -----------------
                                                                                **Signature of Reporting Person         Date
                                                                                        Attorney-in-fact

(1) Exchanged for 112,332 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|  Lusk           William          C.        |    Shaw Industries, Inc. (SHX)               |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social Secur- | 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    ity of Reporting     |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Person (Voluntary)   |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |                         | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton            GA               30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction  |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature    |
|   (Instr. 3)3       |   Date         |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In-    |
|                     |   (Month/Day/  |   (Instr. 8) |   (Instr. 3, 4 and 5)     |    cially Owned at |   Form:     |   direct    |
|                     |   Year)        |              |                           |    End of Month    |   Direct    |   Benefi-   |
|                     |                |              |                           |    (Instr. 3 and 4)|   (D) or    |   cial      |
|                     |                |--------------|---------------------------|                    |   Indirect  |   Owner-    |
|                     |                | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship      |
|                     |                |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.   |
|                     |                |       |      |            |       |      |                    |             |   4)        |
|---------------------|----------------|-------|------|------------|-------|------|--------------------|-------------|-------------|
|Common Stock         |    1/8/01      |  J(1) |      |  599,507   |   D   | (1)  |        0           |     D       |             |
|---------------------|----------------|-------|------|------------|-------|------|--------------------|-------------|-------------|
|Common Stock         |    1/8/01      |  J(1) |      |    9,222   |   D   | (1)  |        0           |     I       |By 401(K)    |
|---------------------|----------------|-------|------|------------|-------|------|--------------------|-------------|-------------|
|Common Stock         |    1/8/01      |  J(1) |      |    8,528   |   D   | (1)  |        0           |     I       |By spouse    |
|---------------------|----------------|-------|------|------------|-------|------|--------------------|-------------|-------------|
|Common Stock         |    1/8/01      |  J(1) |      |   17,400   |   D   | (1)  |        0           |     I       |By Trust for |
|                     |                |       |      |            |       |      |                    |             |Grandchildren|
|---------------------|----------------|-------|------|------------|-------|------|--------------------|-------------|-------------|

                                                                       /s/ Robert R. Harlin                        February 12, 2001
                                                                       ------------------------------------        -----------------
                                                                         **Signature of Reporting Person                 Date
                                                                                 Attorney-in-fact

(1) Exchanged for 300,000 shares of SII Acquisition, Inc., having a value of $19.00 per share, pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., with the remaining shares being disposed of pursuant to the terms of the merger.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Bell            Vance            D.        |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(1)  |      |    92,815  |  D    | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          | J(1)  |      |    23,635  |  D    | (1)  |         0          |      I      | By 401(K)|
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 12.55        | 01/01    | J(1)|    |       |  6,000 |Currently|7/27/05|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 12.125       | 01/01    | J(1)|    |       |  8,000 |Currently|7/25/06|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 10.525       | 01/01    | J(1)|    |       | 15,000 |Currently|7/23/07|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 26,200 |Currently|3/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 13,200 |Currently|3/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 35,000 |Currently|1/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|---------|-------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 35,000 |Currently|1/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |         |       |Stock   |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially          /s/Robert R. Harlin        February 12, 2001
owned directly or indirectly.                                                   --------------------------------  -----------------
* If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person         Date
  tion 4(b)(v).                                                                         Attorney-in-fact
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 71,067.63 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 27,532 shares, with the remaining 40,400 options being cashed out. Of the 143,982 total remaining shares held by Mr. Bell, 112,332 shares were exchanged for 112,332 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4           Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations        Public Utility Holding Company Act of 1935
    may continue. See            or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Embry           Gerald           R.        |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          |     January/2001   |              below)                  |
| 616 East Walnut Avenue                     |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |      1/8/01       | J(1)  |      |  222,334   |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |      1/8/01       | J(1)  |      |  117,648   |   D   | (1)  |         0          |      I      | By GRAT  |
|                     |                   |       |      |            |       |      |                    |             | Trust    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |      1/8/01       | J(1)  |      |    4,844   |   D   | (1)  |         0          |      I      | By Family|
|                     |                   |       |      |            |       |      |                    |             | Trust    |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Option          | 18.71        | 01/01    |J(1) |    |       | 2,700  |Current-|04/22/09| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Option          | 18.71        | 01/01    |J(1) |    |       | 2,700  |Current-|04/22/09| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Option          | 18.71        | 01/01    |J(1) |    |       | 2,600  |Current-|04/22/09| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Option          | 14.225       | 01/01    |J(1) |    |       | 3,400  |Current-| 1/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Option          | 14.225       | 01/01    |J(1) |    |       | 3,400  |Current-| 1/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Option          | 14.225       | 01/01    |J(1) |    |       |11,600  |Current-| 1/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
------------------------------------------------------------------------------------------------------------------------------------
| Stock Option          | 14.225       | 01/01    |J(1) |    |       |11,600  |Current-| 1/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |   ly   |        |  Stock |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|

Explanation of Responses:
                                                                                /s/ Robert R. Harlin              February 12, 2001
Reminder: Report on a separate line for each class of securities beneficially   -------------------------------   -----------------
owned directly or indirectly.                                                   **Signature of Reporting Person         Date
                                                                                Attorney-in-fact
* If the form is filed by more than one reporting person, see instruction 4(b)(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1 Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 17,369.47 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 5,830.30 shares, with the remaining 14,800 options being cashed out. Of the 344,826 total shares held by Mr. Embry, 80,830 shares were exchanged for 80,830 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

                                                                          Page 2

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|  Robert E. Shaw (designated filer)         |                                              |    to Issuer (Check all applicable)  |
|  Holland        Spright            D.      |  Shaw Industries, Inc. (SHX)                 |                                      |
|--------------------------------------------|----------------------------------------------|  [ ] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  | 3. IRS or Social Secur- | 4.  Statement For  |  [ ] Officer (give [X] Other (Specify|
|                                            |    ity Number of Report-|     Month/Year     |              title           below)  |
|                                            |    ing Person           |                    |              below)                  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          | January/2001       | Part of 10% beneficial owner group   |
| 616 East Walnut Avenue                     |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton             GA               30720  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |   30,270   |   D   |  (1) |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |   12,551   |   D   |  (1) |         0          |      I      |By 401(K) |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |      450   |   D   |  (1) |         0          |      I      |By Daugh- |
|                     |                   |       |      |            |       |      |                    |             |  ter     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |    1,000   |   D   |  (1) |         0          |      I      |By Trust  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 17.55        | 01/01    | J(1)|    |       |  5,000 |Cur-    |07/21/01| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.55        | 01/01    | J(1)|    |       |  4,000 |Cur-    |07/27/05| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |  5,000 |Cur-    |03/25/08| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 18,400 |Cur-    |03/25/08| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |  2,500 |Cur-    |03/25/08| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |  9,100 |Cur-    |03/25/08| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       |  4,700 |Cur-    |01/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       |  4,700 |Cur-    |01/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 10,300 |Cur-    |01/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 10,300 |Cur-    |01/20/10| Common |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        | Stock  |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security (D)         |       Ownership      |
|       Owned at End  |          or Indirect (I)      |       (Instr. 4)     |
|       of Month      |          (Instr. 4)           |                      |
|       (Instr. 4)    |                               |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially        /s/ Robert R. Harlin          February 12, 2001
owned directly or indirectly.                                                   --------------------------------   -----------------
* If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person          Date
  tion 4(b)(v).                                                                 Attorney-in-fact
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 34,564.37 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 13,535.63 shares, with the remaining 25,900 options being cashed out. Of the 57,806.63 total remaining shares held by Mr. Holland, 23,535 shares were exchanged for 23,535 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

------                                         --------------------------------
FORM 4                                          OMB APPROVAL
------                                          OMB Number: 3235-0287
                                                Expires: December 31, 2001
                                                Estimated Average Burden Hours
                                                per response: 0.5
                                               --------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Robert E. Shaw (designated filer)          |                                              |     to Issuer (Check all applicable) |
| Jackson         Kenneth          G.        | Shaw Industries, Inc. (SHX)                  | [ ] Director      [ ] 10% Owner      |
|--------------------------------------------|----------------------------------------------| [X] Officer (give [X] Other (Specify |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |     title below)      below)         |
|                                            |    Security Number of   |     Month/Year     |                                      |
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |                                      |
| 616 East Walnut Avenue                     |    (Voluntary)          |     January/2001   |                                      |
|                                            |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group          |
|                                            |                         |    Date of Original|   Reporting. (Check applicable line) |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/01       | J(1)  |      |   13,098   |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/01       | J(1)  |      |    3,114   |   D   | (1)  |         0          |      I      |By 401(K) |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 10.625       | 01/01    | J(1)|    |       | 11,800 |Cur-    |07/23/07|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 46,800 |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 23,200 |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.255       | 01/01    | J(1)|    |       | 35,000 |Cur-    |01/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.255       | 01/01    | J(1)|    |       | 35,000 |Cur-    |01/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security             |       Ownership      |
|       Owned at End  |          (D) or               |       (Instr. 4)     |
|       of Month      |          Indirect (I)         |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|           0         |              D                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially   /s/ Robert R. Harlin               February 12, 2001
owned directly or indirectly.                                                   --------------------------------   -----------------
*  If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person         Date
   tion 4(b)(v).                                                                 Attorney-in-fact
** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 86,999.21 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 36,650.79 shares, with the remaining 23,200 options being cashed out. Of the 52,862.79 total remaining shares held by Mr. Jackson, 49,748 shares were exchanged for the 49,748 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

                                                                                                                             Page 2

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[x] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Robert E. Shaw (designated filer)          | Shaw Industries, Inc. (SHX)                  |   to Issuer (Check all applicable)   |
| Meadows         Jeffrey            Todd    |----------------------------------------------|                                      |
|--------------------------------------------| 3. IRS or Social        | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  |    Security Number of   |     Month/Year     |  [x] Officer (give [x] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|  c/o Shaw Industries, Inc.                 |    (Voluntary)          |                    |              below)                  |
|  616 East Walnut Avenue                    |                         | January/2001       | Part of 10% beneficial owner group   |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group          |
|                                            |                         |    Date of Original|   Reporting (Check applicable line)  |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [x] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |      1/8/01       |  J(1) |      |     6,283  |   D   |  (1) |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 17.02        | 01/01    | J(1)|    |       | 5,000  |Cur-    |07/21/01|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.55        | 01/01    | J(1)|    |       | 4,000  |Cur-    |07/27/05|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.125       | 01/01    | J(1)|    |       | 4,000  |Cur-    |07/25/06|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 10.625       | 01/01    | J(1)|    |       | 5,000  |Cur-    |07/23/07|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |23,400  |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |11,800  |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 4,300  |Cur-    |03/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 4,200  |Cur-    |01/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security (D)         |       Ownership      |
|       Owned at End  |          or Indirect (I)      |       (Instr. 4)     |
|       of Month      |          (Instr. 4)           |                      |
|       (Instr. 4)    |                               |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially   /s/ Robert R. Harlin               February 12, 2001
owned directly or indirectly.                                                   --------------------------------   -----------------
* If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person          Date
  tion 4(b)(v).                                                                 Attorney-in-fact
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 19,141.47 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 8,358.53 shares, with the remaining 34,000 options being cashed out. Of the 14,651.53 total remaining shares held by Mr. Meadows, 14,651 shares were exchanged for the 14,651.53 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4           Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations        Public Utility Holding Company Act of 1935
    may continue. See            or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Robert E. Shaw (designated filer)       |                                              |   to Issuer (Check all applicable)   |
|    Merritt      Percy               D.     |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|   [ ] Director      [ ] 10% Owner    |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |   [X] Officer       [X] Other        |
|                                            |    Security Number of   |     Month/Year     |   (give title       (Specify below)  |
|  c/o Shaw Industries, Inc.                 |    Reporting Person     |                    |    below)                            |
|      616 East Walnut Avenue                |    (Voluntary)          |   January/2001     |                                      |
|                                            |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton             GA             30720    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |  23,739    |  D    | (1)  |        0           |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/8/01           |  J(1) |      |   3,428    |  D    | (1)  |        0           |      D      |          |
|                     |                   |       |      |(Restricted |       |      |                    |             |          |
|                     |                   |       |      |  Shares)   |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  17.02       | 01/01    | J(1)|    |       | 5,000  |Cur-    |07/21/01|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  12.55       | 01/01    | J(1)|    |       | 4,000  |Cur-    |07/27/05|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  12.125      | 01/01    | J(1)|    |       | 4,000  |Cur-    |07/23/05|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  10.625      | 01/01    | J(1)|    |       |15,000  |Cur-    |07/23/07|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  13.225      | 01/01    | J(1)|    |       |32,400  |Cur-    |03/25/08|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  13.225      | 01/01    | J(1)|    |       |16,600  |Cur-    |03/25/08|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  14.225      | 01/01    | J(1)|    |       |25,000  |Cur-    |01/20/10|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           |  14.225      | 01/01    | J(1)|    |       |25,000  |Cur-    |01/20/10|Common  |   (1)     |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|        0             |             D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
|---------------------|-------------------------------|----------------------|
|        0            |              D                |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially      /s/  Robert R. Harlin           February 12, 2001
owned directly or indirectly.                                                   --------------------------------   -----------------
* If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person          Date
  tion 4(b)(v).                                                                       Attorney-in-fact
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 63,054.47 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 25,545.53 shares, with the remaining 39,400 options being cashed out. Of the 52,712.53 total remaining shares held by Mr. Merritt, 51,532 shares were exchanged for 51,532 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|  Robert E. Shaw (designated filer)         |                                              |    to Issuer (Check all applicable)  |
|  Long           Henry              H.      |  Shaw Industries, Inc. (SHX)                 |                                      |
|--------------------------------------------|----------------------------------------------|  [ ] Director      [ ] 10% Owner     |
| (Last)          (First)          (Middle)  | 3. IRS or Social Secur- | 4.  Statement for  |  [X] Officer (give [X] Other (Specify|
|                                            |    ity Number of Report-|     Month/Year     |              title           below)  |
|                                            |    ing Person           |                    |              below)                  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          | January/2001       | Part of 10% beneficial owner group   |
| 616 East Walnut Avenue                     |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group          |
|                                            |                         |    Date of Original|   Reporting (Check applicable line)  |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton             GA               30720  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |   11,700   |   D   |  (1) |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |    4,383   |   D   |  (1) |         0          |      D      |          |
|                     |                   |       |      |(Restricted |       |      |                    |             |          |
|                     |                   |       |      | Shares)    |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/8/01         |  J(1) |      |   11,677   |   D   |  (1) |         0          |      I      |By 401(k) |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 17.02        | 01/01    | J(1)|    |       | 5,000  |Cur-    |07/21/01|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.55        | 01/01    | J(1)|    |       | 5,000  |Cur-    |07/27/05|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.125       | 01/01    | J(1)|    |       | 4,000  |Cur-    |07/25/06|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 10.625       | 01/01    | J(1)|    |       |15,000  |Cur-    |07/23/07|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |33,400  |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       |16,600  |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.255       | 01/01    | J(1)|    |       |25,500  |Cur-    |01/20/01|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       |25,000  |Cur-    |01/20/02|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          (D) or               |       (Instr. 4)     |
|       of Month      |          Indirect (I)         |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially     /s/  Robert R. Harlin            February 12, 2001
owned directly or indirectly.                                                   --------------------------------   -----------------
* If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person          Date
  tion 4(b)(v).                                                                       Attorney-in-fact
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc., 63,054.47 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 25,545.53 shares, with the remaining 72,800 options being cashed out. Of the 53,305.53 total remaining shares held by Mr. Long, 30,029 shares were exchanged for 30,029 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4           Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations        Public Utility Holding Company Act of 1935
    may continue. See            or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Shaw, Jr.       Julius           C.        |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [X] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          |     January/2001   |              below)                  |
| 616 East Walnut Avenue                     |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   1/8/01          | J(1)  |      |   543,384  |   D   | (1)  |          0         |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   1/8/01          | J(1)  |      |     7,490  |   D   | (1)  |          0         |      I      | By Trust |
|                     |                   |       |      |            |       |      |                    |             | for Minor|
|                     |                   |       |      |            |       |      |                    |             | Children |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |   1/8/01          | J(1)  |      |     4,838  |   D   | (1)  |          0         |      I      | By 401(k)|
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.55        | 01/01    | J(1)|    |       |  2,000 |Cur-    |07/27/05|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 12.125       | 01/01    | J(1)|    |       |  4,000 |Cur-    |07/27/06|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 10.625       | 01/01    | J(1)|    |       |  9,500 |Cur-    |07/23/07|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 20,000 |Cur-    |03/25/08|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 13.225       | 01/01    | J(1)|    |       | 10,000 |Cur-    |03/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 15,000 |Cur-    |01/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|Stock Option           | 14.225       | 01/01    | J(1)|    |       | 15,000 |Cur-    |01/20/10|Common  |    (1)    |             |
|                       |              |          |     |    |       |        |rently  |        |Stock   |           |             |
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              D                |                      |
------------------------------------------------------------------------------
Explanation of Responses:

Reminder: Report on a separate line for each class of securities beneficially   /s/ Robert R. Harlin               February 12, 2001
owned directly or indirectly.                                                   --------------------------------   -----------------
* If the form is filed by more than one reporting person, see instruc-          **Signature of Reporting Person          Date
  tion 4(b)(v).                                                                 Attorney-in-fact
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

(1) Pursuant to the terms of a merger agreement by and among SII Acquisition
    Inc., Shaw Industries Inc., and Berkshire Hathaway Inc., 31,084.11 shares which would otherwise be issuable upon exercise of the options were withheld by Shaw as payment of the exercise price, with the withheld shares being valued at the $19.00 per share merger price, resulting in a net issuance of 12,015.89 shares, with the remaining 32,400 options being cashed out. Of the 567,727.89 total remaining shares held by Mr. Julius Shaw, 543,045 shares were exchanged for the 543,045 shares of SII Acquisition, Inc., having a value of $19.00 per share, and the remaining shares were cashed out for $19.00 per share in cash, pursuant to the terms of the merger agreement.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Shaw            J.               C.        |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          |  J(1) |      |     4,275  |  D    |  (1) |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          |  J(1) |      | 6,309,656  |  D    |  (1) |         0          |      I      |By LLC    |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                /s/ Robert R. Harlin               February 12, 2001
                                                                                --------------------------------   -----------------
                                                                                **Signature of Reporting Person          Date
                                                                                       Attorney-in-fact
(1) Disposed of pursuant to the terms of a merger agreement by and among
    SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire
    Hathaway Inc.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Legacy Strata LLC                          |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |    1/8/01         |  J(1) |      | 6,309,656  |   D   |  (1) |         0          |      D      |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                /s/ Robert R. Harlin               February 12, 2001
                                                                                --------------------------------   -----------------
                                                                                **Signature of Reporting Person          Date
                                                                                  Attorney-in-fact

(1) Disposed of pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
| Schejola        Linda            Saul      |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |  J(1) |      | 7,699,806  |  D    |  (1) |         0          |      I      | By Trust |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |                   |  J(1) |      |    77,969  |  D    |  (1) |         0          |      D      |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                /s/ Robert R. Harlin               February 12, 2001
                                                                                --------------------------------   -----------------
                                                                                **Signature of Reporting Person          Date
                                                                                  Attorney-in-fact

(1) Disposed of pursuant to the terms of a merger agreement by and among SII
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

(2) Disposed of pursuant to the terms of a merger agreement by and among SII
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

------                                         --------------------------------
FORM 4                                          OMB APPROVAL
------                                          OMB Number: 3235-0287
                                                Expires: December 31, 2001
                                                Estimated Average Burden Hours
                                                per response: 0.5
                                               --------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|    Robert E. Shaw (designated filer)       |    Shaw Industries, Inc. (SHX)               |    to Issuer (Check all applicable)  |
| Linda            Saul    Schejola Trust    |                                              |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [X] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |              title           below)  |
|                                            |    (Voluntary)          |    January/2001    |              below)                  |
| 616 East Walnut Ave.                       |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group          |
|                                            |                         |    Date of Original|   Reporting (Check applicable line)  |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton             GA               30720  |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |  1/08/01          | J(1)  |      | 7,699,808  |  D    | (1)  |        0           |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                              (Over)
                                                                                                                     SEC 1474 (7/96)

(1) Disposed of pursuant to the terms of a merger agreement by and among SII           /s/ Robert R. Harlin        February 12, 2001
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.        --------------------------------  -----------------
                                                                                 **Signature of Reporting Person          Date

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------


                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4          Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations       Public Utility Holding Company Act of 1935
    may continue. See           or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|   McCamy           R.            Julian    |    Shaw Industries, Inc. (SHX)               |     to Issuer (Check all applicable) |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [X] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
| c/o Shaw Industries, Inc.                  |    Reporting Person     |                    |              title           below)  |
| 616 East Walnut Avenue                     |    (Voluntary)          |                    |              below)                  |
|                                            |                         |  January/2001      |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
|  Dalton            GA              30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/08/01        |  J(1) |      |     5,350  |   D   | (1)  |         0          |      D      |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/08/01        |  J(1) |      | 1,838,771  |   D   | (1)  |         0          |      I      | By LLC   |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |                   |  J(1) |      |   405,720  |   D   | (1)  |         0          |      I      | By Chil- |
|                     |                   |       |      |            |       |      |                    |             | dren's   |
|                     |    1/08/01        |       |      |            |       |      |                    |             | Trust    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    1/08/01        |  J(1) |      |   913,503  |   D   | (1)  |         0          |      I      | By L.P.  |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Disposed of pursuant to the terms of a merger agreement by and among SII           /s/ Robert R. Harlin        February 12, 2001
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.        --------------------------------  -----------------
                                                                                 **Signature of Reporting Person          Date
                                                                                         Attorney-in-fact

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
|McCamy           Eleanor          Shaw      |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/09/01         |  J(1) |      | 1,838,771  |   D   |  (1) |         0          |      I      |By LLC    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/08/01         |  J(1) |      |   405,720  |   D   |  (1) |         0          |      I      |By Chil-  |
|                     |                   |       |      |            |       |      |                    |             |drens     |
|                     |                   |       |      |            |       |      |                    |             |Trust     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/08/01         |  J(1) |      |   913,503  |   D   |  (1) |         0          |      I      |By LP     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/08/01         |  J(1) |      |     5,350  |   D   |  (1) |         0          |      I      |By Spouse |
|                     |                   |       |      |            |       |      |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                      /s/ Robert R. Harlin         February 12, 2001
                                                                                --------------------------------   -----------------
                                                                                **Signature of Reporting Person          Date
                                                                                        Attorney-in-fact

(1) Disposed of pursuant to the terms of a merger agreement by and among SII
    Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.

------                                            ------------------------------
FORM 4                                            OMB APPROVAL
------                                            OMB Number: 3235-0287
                                                  Expires: December 31, 2001
                                                  Estimated Average Burden Hours
                                                  per response: 0.5
                                                  ------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

  (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|      Robert E. Shaw (designated filer)     |                                              |     to Issuer (Check all applicable) |
|McCamy Capital LLC                          |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement for  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
|c/o Shaw Industries, Inc.                   |    (Voluntary)          | January/2001       |              below)                  |
|616 East Walnut Avenue                      |                         |                    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |   Amount   | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |   1/8/01          |  J(1) |      | 1,838,771  |   D   |  (1) |         0          |      D      |          |
------------------------------------------------------------------------------------------------------------------------------------

                                                                                    /s/ Robert R. Harlin           February 12, 2001
                                                                                --------------------------------   -----------------
                                                                                **Signature of Reporting Person          Date
                                                                                        Attorney-in-fact
(1) Disposed of pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and
    Berkshire Hathaway Inc.

------                                          --------------------------------
FORM 4                                           OMB APPROVAL
------                                           OMB Number: 3235-0287
                                                 Expires: December 31, 2001
                                                 Estimated Average Burden Hours
                                                 per response: 0.5
                                                --------------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Security
    Section 16. Form 4          Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations       Public Utility Holding Company Act of 1935
    may continue. See           or Section 30(f) of the Investment Company
    Instruction 1(b).                          Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
|     Robert E. Shaw (designated filer)      |                                              |     to Issuer (Check all applicable) |
| Club Development Associates, Inc.          |    Shaw Industries, Inc. (SHX)               |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS or Social        | 4.  Statement For  |  [ ] Director      [ ] 10% Owner     |
|                                            |    Security Number of   |     Month/Year     |  [ ] Officer (give [X] Other (Specify|
|                                            |    Reporting Person     |                    |              title           below)  |
| c/o Shaw Industries, Inc.                  |    (Voluntary)          |                    |              below)                  |
| 616 East Walnut Avenue                     |                         |    January/2001    |  Part of 10% beneficial owner group  |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Reporting|
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Dalton           GA                30720   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [X] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)3       |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|Common Stock         |       1/8/01      |  J(1) |      |  110,526   |  D    | (1)  |         0          |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
|                     |                   |       |      |            |       |      |                    |             |          |
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                                                                       /s/ Robert R. Harlin                        February 12, 2001
                                                                       ------------------------------------        ----------------
                                                                         **Signature of Reporting Person                 Date
                                                                                 Attorney-in-fact

(1) Disposed of pursuant to the terms of a merger agreement by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc.
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